FOR IMMEDIATE RELEASE:                                Media Contacts:
                                                      John Batty, C.F.O.
                                                      (510) 574-2450

                                                      Brenda Ropoulos
                                                      (510) 574-2508

                        N.E.T. Expects Revenue Shortfall

      Fremont, CA., December 22, 1999 -- N.E.T. (NYSE: NWK) announced today that revenue for its fiscal third quarter ending December 26, 1999 is expected to fall short of expectations, down 15-20% sequentially from the second quarter.

      The company cites two significant factors impacting the shortcoming: year 2000 concerns and the subsequent network lockdown of its many multinational customers, as well as the delayed finalization of the U.S. federal budget. The federal government represents a substantial portion of the company's business.

About N.E.T.

      Network Equipment Technologies, Inc. (N.E.T.), headquartered in Fremont, CA, is a leading worldwide supplier of multiservice wide area networks used by service providers, government organizations and enterprises in more than 75 countries. N.E.T. multiservice WANs and ATM products integrate voice, data, and video traffic with ATM, frame relay, IP and ISDN capabilities. The company is certified to the worldwide ISO 9001 standard for design, manufacturing and service. Join us at the first address in networking: http://www.net.com for further information.

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N.E.T. is a trademark and the N.E.T. logo is a registered trademark of Network
Equipment Technologies, Inc.


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